Exhibit 99

HMN Financial, Inc. Announces Third Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--October 20, 2009--HMN Financial, Inc. (NASDAQ:HMNF):

Third Quarter Highlights

  Net income of $881,000 compared to net loss of $7.1 million in third quarter of 2008
  Diluted earnings per share of $0.12 compared to diluted loss per share of $1.93 in third quarter of 2008
  Provision for loan losses down $12.4 million from third quarter of 2008
  Net interest margin of 3.46%, up 25 basis points from third quarter of 2008
  Nonperforming assets of $77.2 million, down $2.3 million from second quarter of 2009

Year to Date Highlights

  Net loss of $10.9 million compared to net loss of $7.6 million in the first nine months of 2008
  Diluted loss per share of $3.32 compared to diluted loss per share of $2.08 in the first nine months of 2008
  Provision for loan losses up $4.8 million over first nine months of 2008
  Net interest margin of 3.35%, up 14 basis points from first nine months of 2008
  Nonperforming assets of $77.2 million, up $2.4 million in the first nine months of 2009
  Total assets decreased $113 million in first nine months of 2009
Earnings (Loss) Summary	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net income (loss)	$881	(7,051)	$(10,945)	(7,589)
Diluted earnings (loss) per share	0.12	(1.93)	(3.32)	(2.08)
Return on average assets	0.34	(2.54)%	(1.34)	(0.92)%
Return on average equity	3.52	(29.14)%	(13.79)	(10.36)%
Book value per share	$18.09	20.77	$18.09	20.77

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.0 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $881,000 for the third quarter of 2009, a $7.9 million change from a net loss of $7.1 million for the third quarter of 2008. Net income available to common shareholders for the third quarter of 2009 was $443,000, a change of $7.5 million, from a net loss available to common shareholders of $7.1 million for the third quarter of 2008. Diluted earnings per common share for the third quarter of 2009 were $0.12, up $2.05 from the diluted loss per share of $1.93 for the third quarter of 2008. The increase in net income for the third quarter of 2009 is due primarily to a $12.4 million decrease in the loan loss provision between the periods. The provision decreased primarily because of the $12.0 million provision and related charge-off recorded in the third quarter of 2008 due to apparently fraudulent activity on a commercial loan.

President’s Statement

"We are pleased to report positive earnings for the third quarter of 2009” said Bradley Krehbiel, Principal Executive Officer of HMN. “While the economic environment for commercial real estate continues to be challenging, we are encouraged by some recent sales and renewed interest in some of our non-performing real estate. We continue to focus our efforts on reducing non-performing assets, reducing industry loan concentrations, increasing our core retail and commercial deposit relationships and reducing expenses. We believe that, over time, our focus on these areas will be effective in generating improved financial results. In the meantime, Home Federal Savings Bank continues to have adequate available liquidity and its capital position remains above the levels required for it to be considered a well capitalized financial institution by regulatory standards.”

Third Quarter Results

Net Interest Income

Net interest income was $8.6 million for the third quarter of 2009, the same as for the third quarter of 2008. Interest income was $14.3 million for the third quarter of 2009, a decrease of $2.1 million, or 12.5%, from $16.4 million for the same period in 2008. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 175 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the increase in non-performing loans between the periods. The average yield earned on interest-earning assets was 5.77% for the third quarter of 2009, a decrease of 37 basis points from the 6.14% average yield for the third quarter of 2008.

Interest expense was $5.7 million for the third quarter of 2009, a decrease of $2.1 million, or 26.5%, compared to $7.8 million for the third quarter of 2008. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 175 basis point decrease in the federal funds rate that occurred between the periods and the 225 basis point decrease that occurred in the first nine months of 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposit which do not reprice immediately when the federal funds rate changes. The average interest rate paid on interest bearing liabilities was 2.43% for the third quarter of 2009, a decrease of 69 basis points from the 3.12% average rate paid in the third quarter of 2008. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2009 was 3.46%, an increase of 25 basis points, compared to 3.21% for the third quarter of 2008.

Provision for Loan Losses

The provision for loan losses was $3.4 million for the third quarter of 2009, a decrease of $12.4 million, compared to $15.8 million for the third quarter of 2008. The provision decreased primarily because of the $12.0 million provision and related charge-off recorded in the third quarter of 2008 due to apparently fraudulent activity on a commercial loan. The loan loss provision for the third quarter of 2009 includes $3.2 million related to a commercial loan that was charged off during the quarter because the collateral supporting the loan was determined to be inadequate due to the apparently fraudulent activity of the borrower. Total non-performing assets were $77.2 million at September 30, 2009, a decrease of $2.3 million, or 2.8%, from $79.5 million at June 30, 2009. Non-performing loans decreased $1.0 million and foreclosed and repossessed assets decreased $1.3 million during the third quarter. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2009	$62,667	June 30, 2009	$16,796
Classified as non-performing	7,273	Transferred from non-performing loans	4,512
Charge offs	(1,839)	Other foreclosures/repossessions	987
Principal payments received	(1,762)	Real estate sold	(7,048)
Classified as accruing	(116)	Net gain on sale of assets	1,406
Transferred to real estate owned	(4,512)	Write downs	(1,159)
September 30, 2009	$61,711	September 30, 2009	$15,494

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2008.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2009	2009	2008
Non-Accruing Loans:
One-to-four family real estate	$1,857	$700	$7,251
Commercial real estate	38,731	42,393	46,953
Consumer	4,302	5,942	5,298
Commercial business	16,821	13,632	4,671
Total	61,711	62,667	64,173

Other assets	0	25	25
Foreclosed and Repossessed Assets:
One-to-four family real estate	793	536	258
Commercial real estate	14,701	16,235	10,300
Total non-performing assets	$77,205	$79,463	$74,756
Total as a percentage of total assets	7.48%	7.54%	6.53%
Total non-performing loans	$61,711	$62,667	$64,173
Total as a percentage of total loans receivable, net	7.54%	7.49%	7.12%
Allowance for loan loss to non-performing loans	43.82%	40.54%	33.12%

Delinquency Data:
Delinquencies (1)
30+ days	$3,769	$10,080	$11,488
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.45%	1.18%	1.26%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters and December 31, 2008.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of Loan		Amount of Loan		Amount of Loan
		at September 30,		at June 30,		at December 31,
Property Type	#	2009	#	2009	#	2008
Residential developments	7	$13,995	8	$18,891	6	$17,680
Single family homes	3	1,615	3	1,674	4	898
Condominiums	0	0	0	0	1	5,440
Hotels	1	4,999	1	4,999	1	4,999
Alternative fuel plants	2	12,789	2	12,676	2	12,493
Shopping center/retail	3	2,349	2	1,182	2	1,237
Elderly care facilities	0	0	0	0	3	4,037
Restaurant/bars	4	2,984	3	2,971	1	169
	20	$38,731	19	$42,393	20	$46,953

Non-Interest Income and Expense

Non-interest income was $1.9 million for the third quarter of 2009, a decrease of $156,000, or 7.7%, from $2.0 million for the same period in 2008. Securities gains decreased $479,000 as a result of decreased investment sales. Fees and service charges decreased $129,000 between the periods primarily because of decreased service charges and overdraft fees. Gains on sales of loans increased $435,000 due to an increase in the single-family mortgage loans that were sold. Mortgage servicing fees increased $22,000 because of an increase in the single-family mortgage loans being serviced between the periods as more loans were sold with the servicing rights retained.

Non-interest expense was $6.0 million for the third quarter of 2009, a decrease of $611,000, or 9.2%, from $6.6 million for the same period of 2008. Losses (gains) on real estate owned changed from $0 in the third quarter of 2008 to a gain of $357,000 in the third quarter of 2009 primarily because the gains recognized on the sale of two commercial real estate properties exceeded the loss recognized on a residential development that was written down due to a decrease in the estimated value. Data processing costs decreased $187,000 primarily because of decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008. Occupancy expense decreased $161,000 primarily because of a decrease in depreciation expense and non-capitalized software and equipment purchases. Other non-interest expenses decreased $61,000 primarily because the increased FDIC deposit insurance assessments and other real estate expenses in the third quarter of 2009 were less than the litigation settlement expense recorded in the third quarter of 2008. Amortization of mortgage servicing rights decreased $21,000 due to a decrease in the prepayments between the periods of single-family mortgage loans being serviced. Compensation expense increased $170,000 between the periods primarily because of an increase in the number of employees in the mortgage, commercial and computer operations areas of the Bank.

The effect of income taxes changed $5.0 million between the periods from a benefit of $4.8 million in the third quarter of 2008 to an expense of $0.2 million in the third quarter of 2009. The change was due to an increase in taxable income and an effective tax rate that decreased from 40.4% in the third quarter of 2008 to 16.6% in the third quarter of 2009. In the third quarter of 2009, the Company recorded a tax adjustment that reduced income tax expense $264,000. This adjustment was related to an immaterial correction of the previously recorded second quarter income tax expense. Excluding this adjustment, the effective tax rate would have been 41.6% for the third quarter of 2009.

Return on Assets and Equity

Return on average assets for the third quarter of 2009 was 0.34%, compared to (2.54%) for the third quarter of 2008. Return on average equity was 3.52% for the third quarter of 2009, compared to (29.14%) for the same period of 2008. Book value per common share at September 30, 2009 was $18.09, compared to $20.77 at September 30, 2008.

Nine Month Period Results

Net Income (Loss)

The net loss was $10.9 million for the nine-month period ended September 30, 2009, an increased loss of $3.3 million, from the $7.6 million loss for the nine month period ended September 30, 2008. The net loss available to common shareholders was $12.3 million for the nine month period ended September 30, 2009, an increased loss of $4.7 million, from the net loss available to common shareholders of $7.6 million for the same period of 2008. Diluted loss per common share for the nine month period in 2009 was $3.32, an increased loss of $1.24, from the diluted loss per share of $2.08 for the same period in 2008. The increase in net loss for the first nine months of 2009 is primarily due to a $4.8 million increase in the loan loss provision between the periods as a result of increased commercial loan charge offs.

Net Interest Income

Net interest income was $25.9 million for the first nine months of 2009, an increase of $0.5 million, or 1.7%, from $25.4 million for the same period in 2008. Interest income was $44.5 million for the nine-month period ended September 30, 2009, a decrease of $5.9 million, or 11.8%, from $50.4 million for the same period in 2008. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 175 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the increase in non-performing loans between the periods. The average yield earned on interest-earning assets was 5.75% for the first nine months of 2009, a decrease of 62 basis points from the 6.37% average yield for the same period of 2008.

Interest expense was $18.6 million for the nine-month period ended September 30, 2009, a decrease of $6.4 million, or 25.5%, from $25.0 million for the same period in 2008. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 175 basis point decrease in the federal funds rate that occurred between the periods and the 225 basis point decrease that occurred in the first nine months of 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is because many of the Bank’s deposits are in the form of certificates of deposit which do not reprice immediately when the federal funds rate changes. The average interest rate paid on interest bearing liabilities was 2.55% for the first nine months of 2009, a decrease of 83 basis points from the 3.38% average rate paid in the same period of 2008. Net interest margin (net interest income divided by average interest earning assets) for the first nine months of 2009 was 3.35%, an increase of 14 basis points, compared to 3.21% for the first nine months of 2008.

Provision for Loan Losses

The provision for loan losses was $23.3 million for the first nine-months of 2009, an increase of $4.8 million, from $18.5 million for the same nine-month period in 2008. The provision for loan losses increased primarily as the result of an increase in the loan loss allowance recorded for specific commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans. An additional provision for loan losses of $2.9 million was recorded on two non-performing residential development loans and a $3.0 million provision for loan losses was established on two alternative fuel plants based on updated appraised values during the first nine months of 2009. An analysis of the loan portfolio during the first nine months of the year resulted in a $2.7 million increase in the loan loss provision for other risk rated loans. The loan loss provision for the first nine months of 2009 also includes a $6.9 million increase related to two unrelated commercial loans that were charged off after it was determined that the collateral supporting the loans was inadequate due to the apparently fraudulent actions of the respective borrowers. The loan loss provision for the first nine months of 2008 included a $12.0 million provision and related charge off due to apparently fraudulent activity on a commercial loan. Total non-performing assets were $77.2 million at September 30, 2009, an increase of $2.4 million, or 3.3%, from $74.8 million at December 31, 2008. Non-performing loans decreased $2.5 million and foreclosed and repossessed assets increased $4.9 million during the nine month period. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2009 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2008	$64,173	December 31, 2008	$10,583
Classified as non-performing	35,557	Transferred from non-performing loans	15,103
Charge offs	(18,144)	Other foreclosures/repossessions	1,073
Principal payments received	(3,939)	Real estate sold	(8,368)
Classified as accruing	(833)	Net gain on sale of assets	1,379
Transferred to real estate owned	(15,103)	Write downs	(4,276)
September 30, 2009	$61,711	September 30, 2009	$15,494

A rollforward of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2009 and 2008 follows:

(in thousands)	2009	2008
Balance at January 1,	$21,257	$12,438
Provision	23,254	18,480
Charge offs:
Commercial loans	(5,352)	(12,034)
Commercial real estate loans	(11,017)	(2,727)
Consumer loans	(1,774)	(633)
Recoveries	676	47
Balance at September 30,	$27,044	$15,571

Non-Interest Income and Expense

Non-interest income was $6.0 million for the first nine months of 2009, an increase of $529,000, or 9.7%, from $5.5 million for the same period in 2008. Gains on sales of loans increased $1.4 million between the periods primarily because of an increase in sales of single family mortgages between the periods. Mortgage servicing fees increased $48,000 between the periods due to an increase in the single-family mortgage loans being serviced. Security gains decreased $474,000 due to decreased investment sales. Other income decreased $418,000 primarily as a result of decreased commissions on the sale of uninsured investment products. Fees and service charges decreased $43,000 between the periods primarily because of decreased service charges and overdraft fees.

Non-interest expense was $25.1 million for the first nine months of 2009, an increase of $2.2 million, or 9.7%, from $22.9 million for the same period in 2008. Losses on real estate owned increased $3.8 million between the periods primarily because the losses recognized on three residential developments caused by a decrease in their estimated value exceeded the gains recognized on the sale of two commercial real estate properties. Other non-interest expenses increased $2.1 million primarily because of a $1.0 million increase in Federal Deposit Insurance Corporation (FDIC) insurance premiums, $557,000 increase in costs related to other real estate, $461,000 increase for interest expense on a pending state tax assessment as a result of an unfavorable tax court ruling and $155,000 increase in legal fees primarily related to the ongoing state tax assessment challenge. Compensation expense increased $907,000 between the periods primarily because of additional staffing in the mortgage, commercial and computer operations areas and costs associated with the employment agreement of a former executive officer. These increases were offset by a $3.8 million decrease in goodwill impairment charges between the periods. Data processing costs decreased $435,000 primarily because of decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008. Occupancy expense decreased $353,000 primarily because of a decrease in depreciation expense and non-capitalized software and equipment purchases. Amortization of mortgage servicing rights decreased $25,000 due to a decrease in the prepayments between the periods of single-family mortgage loans being serviced.

The effect of income taxes changed $2.6 million between the periods from a benefit of $2.9 million for the nine month period ended September 30, 2008 to a benefit of $5.5 million for the nine month period ended September 30, 2009. The change was due to an increase in taxable loss and an effective tax rate that decreased from 42.9% in the first nine months of 2008, excluding the goodwill impairment charge, to 33.5% for the first nine months of 2009. The goodwill impairment charge recorded in the first nine months of 2008 was not tax deductible and therefore no tax benefit was realized related to the impairment charge. In the first nine months of 2009, the Company recorded additional income tax expense of $1.0 million, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in prior tax years. Excluding this adjustment, the effective tax rate would have been 39.6% for the first nine months of 2009.

Return on Assets and Equity

Return on average assets for the nine-month period ended September 30, 2009 was (1.34%), compared to (0.92%) for the same period in 2008. Return on average equity was (13.79%) for the nine-month period ended September 30, 2009, compared to (10.36%) for the same period in 2008.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal Savings Bank also operates loan origination offices located in Rochester, Minnesota and Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding adequate available liquidity, reducing non-performing assets, reducing industry loan concentrations, increasing core retail and commercial deposit relationships, reducing expenses and generating improved financial results. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury Department or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(dollars in thousands)	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$20,469	15,729
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $56,776 and $76,166)	58,737	77,327
Other marketable securities
(amortized cost $75,976 and $95,445)	76,847	97,818
	135,584	175,145

Loans held for sale	3,279	2,548
Loans receivable, net	818,897	900,889
Accrued interest receivable	3,952	5,568
Real estate, net	15,494	10,558
Federal Home Loan Bank stock, at cost	7,286	7,286
Mortgage servicing rights, net	1,266	728
Premises and equipment, net	13,097	13,972
Prepaid expenses and other assets	4,634	4,408
Deferred tax asset, net	8,759	8,649
Total assets	$1,032,717	1,145,480

Liabilities and Stockholders’ Equity
Deposits	$781,574	880,505
Federal Home Loan Bank advances and Federal Reserve borrowings	142,500	142,500
Accrued interest payable	1,700	6,307
Customer escrows	1,605	639
Accrued expenses and other liabilities	4,892	3,316
Total liabilities	932,271	1,033,267
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
authorized 500,000 shares; issued shares 26,000	23,670	23,384
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	58,593	60,687
Retained earnings, subject to certain restrictions	86,291	98,067
Accumulated other comprehensive income	1,709	2,091
Unearned employee stock ownership plan shares	(3,626)	(3,771)
Treasury stock, at cost 4,883,378 and 4,961,032 shares	(66,282)	(68,336)
Total stockholders’ equity	100,446	112,213
Total liabilities and stockholders’ equity	$1,032,717	1,145,480

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data)	2009	2008	2009	2008
Interest income:
Loans receivable	$12,928	14,634	39,764	44,573
Securities available for sale:
Mortgage-backed and related	649	360	2,177	797
Other marketable	693	1,224	2,475	4,641
Cash equivalents	0	78	1	196
Other	55	78	50	211
Total interest income	14,325	16,374	44,467	50,418

Interest expense:
Deposits	4,172	6,235	13,876	20,944
Federal Home Loan Bank advances and
Federal Reserve borrowings	1,563	1,571	4,732	4,047
Total interest expense	5,735	7,806	18,608	24,991
Net interest income	8,590	8,568	25,859	25,427
Provision for loan losses	3,381	15,790	23,254	18,480
Net interest income (loss) after provision
for loan losses	5,209	(7,222)	2,605	6,947

Non-interest income:
Fees and service charges	1,034	1,163	3,071	3,114
Mortgage servicing fees	262	240	770	722
Securities gains, net	0	479	5	479
Gain on sales of loans	493	58	1,858	442
Other	94	99	298	716
Total non-interest income	1,883	2,039	6,002	5,473

Non-interest expense:
Compensation and benefits	3,180	3,010	10,313	9,406
Occupancy	970	1,131	3,071	3,424
Advertising	101	95	311	311
Data processing	298	485	888	1,323
Amortization of mortgage servicing rights, net	121	142	431	456
Goodwill impairment charge	0	0	0	3,801
Loss (gain) on real estate owned	(357)	0	3,812	0
Other	1,723	1,784	6,241	4,139
Total non-interest expense	6,036	6,647	25,067	22,860
Income (loss) before income tax expense (benefit)	1,056	(11,830)	(16,460)	(10,440)
Income tax expense (benefit)	175	(4,779)	(5,515)	(2,851)
Net income (loss)	$881	(7,051)	(10,945)	(7,589)
Preferred stock dividends and discount	438	0	1,306	0
Net income (loss) available to common
shareholders	443	(7,051)	(12,251)	(7,589)
Basic earnings (loss) per common share	$0.12	(1.93)	(3.32)	(2.08)
Diluted earnings (loss) per common share	$0.12	(1.93)	(3.32)	(2.08)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2009	2008	2009	2008
I. OPERATING DATA:
Interest income	$14,325	16,374	44,467	50,418
Interest expense	5,735	7,806	18,608	24,991
Net interest income	8,590	8,568	25,859	25,427

II. AVERAGE BALANCES:
Assets (1)	1,042,921	1,103,824	1,090,096	1,099,419
Loans receivable, net	827,609	897,311	861,295	884,239
Securities available for sale (1)	134,463	131,053	149,977	145,713
Interest-earning assets (1)	984,439	1,061,578	1,033,336	1,057,124
Interest-bearing liabilities	935,480	996,011	974,410	987,458
Equity (1)	99,387	96,255	106,082	97,851

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.34%	(2.54)%	(1.34)%	(0.92)%
Interest rate spread information:
Average during period	3.34	3.02	3.20	2.99
End of period	3.46	2.83	3.46	2.83
Net interest margin	3.46	3.21	3.35	3.21
Ratio of operating expense to average
total assets (annualized)	2.30	2.40	3.07	2.78
Return on average equity (annualized)	3.52	(29.14)	(13.79)	(10.36)
Efficiency	57.63	62.66	78.68	73.98
	September 30,	December 31,	September 30,
	2009	2008	2008
IV. ASSET QUALITY:
Total non-performing assets	$77,205	74,756	45,248
Non-performing assets to total assets	7.48%	6.53%	4.01%
Non-performing loans to total loans receivable, net	7.54	7.12	4.17
Allowance for loan losses	$27,044	21,257	15,571
Allowance for loan losses to total assets	2.62%	1.86%	1.38%
Allowance for loan losses to total loans receivable, net	3.30	2.36	1.78
Allowance for loan losses to non-performing loans	43.82	33.12	42.75

V. BOOK VALUE PER SHARE:
Book value per share	$18.09	21.31	20.77
	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2009	Dec 31, 2008	Sept 30, 2008
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.73%	9.80%	7.67%
Average stockholders’ equity to average assets (1)	9.73	8.58	8.90
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	106.05	106.50	107.06
	September 30,	December 31,	September 30,
	2009	2008	2008
VII. EMPLOYEE DATA:
Number of full time equivalent employees	212	204	202

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
Principal Executive Officer